Exhibit 99.1

Contact:

Nancy C. Broadbent	Evan Smith, CFA / Erica Pettit
CollaGenex Pharmaceuticals, Inc.	Financial Dynamics
215-579-7388	212-850-5606 / 212-850-5614

CollaGenex announces Restructuring following FDA approval of Generic Form of Periostat.

Conference Call scheduled for 11.00 a.m. EDT today

Newtown, PA, May 16, 2005 - CollaGenex Pharmaceuticals, Inc. (Nasdaq: CGPI) today announced restructuring plans following the approval by the FDA of a generic form of Periostat® for sale by IVAX Pharmaceuticals Inc. and CorePharma, LLC. Unless an injunction is ordered, CollaGenex will cease all sales and marketing activity with respect to Periostat as of Friday, May 20 and execute plans to reduce its headcount by 63 people, including all of its dental sales force. The 34-person dermatology sales force will continue to market Pandel®, a prescription corticosteroid, prepare for the launch of Oracea and sell other products that the company may co-promote or in-license in the future. The Company will also continue to develop its dermatology product pipeline.

CollaGenex’s License and Supply Agreement with Mutual Pharmaceuticals will terminate following a generic launch, and Mutual will receive a royalty free license to manufacture and distribute its own product. CollaGenex will be required to reimburse Mutual for rebates that Mutual must pay its customers for certain inventories that become devalued as a result of a generic introduction.

Colin Stewart, president and chief executive officer of CollaGenex, said “While we are clearly disappointed with the generic approval, we remain confident in our ability to build CollaGenex’ dermatology franchise. We look forward to receiving the Oracea™ Phase III clinical results at the beginning of June, and we anticipate submitting a New Drug Application for Oracea in the third quarter of 2005. The recent results of the proof-of-concept trial of Col-3 in rosacea patients underscore the depth of our pipeline, and we intend to initiate a proof-of-concept trial of Col-3 in acne patients. We also expect to launch our first product using the Restoraderm™ technology platform by the end of 2005.”

Nancy Broadbent, chief financial officer of CollaGenex, said “Following the approval of generic forms of Periostat, we have acted very quickly to reduce our cost base and preserve our financial flexibility so we can fund important growth initiatives. Fortunately, we have a strong balance sheet, with $36.2 million in cash and short term investments, and no debt. Our restructuring efforts will eliminate virtually all of our costs associated with our dental business, although we will complete our Phase III trial of Periostat MR™ to maximize its value in markets outside of the U.S. Most importantly, funding for all planned Oracea development work will continue.”

Periostat is the registered trademark of CollaGenex’s proprietary 20 mg tablets of doxycycline hyclate approved by the FDA as the only systemic adjunct to scaling and root planing for the treatment of adult periodontitis. In lawsuits filed in October 2004, CollaGenex alleges that IVAX’s and CorePharma’s submissions of Abbreviated New Drug Applications covering their 20 mg tablets of doxycycline hyclate infringe United States Patent RE 34,656, of which CollaGenex is the exclusive licensee. This litigation is presently ongoing.

Conference Call

CollaGenex will hold a conference call on Monday, May 16, at 11:00 a.m. Eastern Time to discuss the restructuring plans. Investors and other interested parties may access the conference call by dialing (888) 394-8045 in the U.S. or (973) 409-9260 internationally.

For those who cannot listen to the live broadcast, a recording of the call will be available by telephone until 11:59 p.m. on May 23, 2005 by dialing (877) 519-4471 in the U.S. or (973) 341-3080 internationally, and entering access code 6075318.

CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company that has built its reputation on providing innovative medical therapies to the dental and dermatology markets. The Company’s professional dental pharmaceutical sales force built the Periostat brand, as the first and only pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues and by enhancing bone protein synthesis. The dental sales force also promotes Atridox®, Atrisorb FreeFlow® and Atrisorb-D FreeFlow®, which are products of QTL USA, Inc., the successor to Atrix Laboratories, Inc., for the treatment of adult periodontitis. The Company has developed the technology behind Periostat into a pipeline of innovative product candidates with possible applications in dermatology and other disease states. Its professional dermatology sales force markets Pandel, a prescription topical corticosteroid licensed from Altana, Inc.

Research has shown that certain unique properties of the tetracyclines discovered during the development of Periostat may be applicable to other diseases involving inflammation and/or destruction of the body’s connective tissues. CollaGenex is further evaluating Periostat and other IMPACS compounds, including Oracea, to assess whether they are safe and effective in these other applications. Oracea is currently in Phase III clinical trials to evaluate its effectiveness in treating rosacea, a dermatological condition. In addition, CollaGenex has acquired the Restoraderm technology, a unique, proprietary dermal drug delivery system, and plans to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

To receive additional information on the Company, please visit our Web site at www.collagenex.com, which does not form part of this press release.

Forward-Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects, including statements relating to the Company’s intellectual property rights, its ongoing litigation with IVAX and CorePharma, restructuring plans, regulatory filings and its future product development and introduction efforts, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. CollaGenex’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in CollaGenex’ most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 under the section “Additional Factors That May Affect Future Results” as well as other documents that may be filed by CollaGenex from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding CollaGenex’ expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words. CollaGenex assumes no obligations to update the information included in this press release.

Periostat® is a registered trademark and Periostat-MR™, Restoraderm™, IMPACS™ and Oracea™ are trademarks of CollaGenex Pharmaceuticals, Inc.

Pandel® is a trademark of Taisho Pharmaceuticals.

Atridox®, Atrisorb® and Atrisorb-D® are registered trademarks of QLT USA, Inc.

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